Exhibit 99.1

MPG OFFICE TRUST REPORTS REDEMPTION OF PARTNERSHIP UNITS
AND JUNE 27, 2013 END OF TAX PROTECTION PERIOD

LOS ANGELES, July 26, 2012 - MPG Office Trust, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, reported that on July 23, 2012, the Company received notices of redemption from Robert F. Maguire III and related entities requesting the redemption of 3,975,707 operating partnership units. On July 24, 2012, the Company issued 3,975,707 shares of the Company’s common stock in exchange for these units. At Mr. Maguire’s request, the Company issued the common stock to a party not related to Mr. Maguire.

The redemption of these units and subsequent issuance of the common stock to a party not related to Mr. Maguire causes Robert F. Maguire III and related entities to fall below the 50% ownership requirement set forth in his contribution agreement. Therefore, all tax protection in favor of him and related entities, as well as all remaining limited partners, will now expire on June 27, 2013.

Therefore, pursuant to the terms of the contribution agreement, all tax protection relating to the buildings listed below will now expire on June 27, 2013:

Gas Company Tower
US Bank Tower
KPMG Tower
Wells Fargo Tower
Plaza Las Fuentes

As a result of the redemption, the Company now owns approximately 97.6% of MPG Office, L.P., its Operating Partnership.

About MPG Office Trust, Inc.
MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles Central Business District. MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, leasing and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.

Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: risks associated with our liquidity situation, including our failure to obtain additional capital or extend or refinance debt maturities; risks associated with our failure to reduce our significant level of indebtedness; risks associated with the timing and consequences of loan defaults and non-core asset dispositions; risks associated with our loan modification and asset disposition efforts, including potential tax ramifications; risks associated with our ability to dispose of properties with potential value above the debt, if and when we decide to do so, at prices or terms set by or acceptable to us; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the continued disruption of credit markets or a global economic slowdown; risks associated with the potential loss of key personnel (most importantly, members of senior management); risks associated with joint ventures; risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and potential liability for uninsured losses and environmental contamination.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K filed on March 15, 2012 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	MPG Office Trust, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558